EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made and entered into this 25th day of August, 2009, by and among Scot L. Johnson (“Johnson”), Edwin T. Longo (“Longo”, and together with Johnson collectively referred to herein as “Licensors”), and PSORIA-SHIELD Inc., a Florida corporation (“Licensee”).

W I T N E S S E T H :

WHEREAS, Licensors jointly hold and own all right, title, and interest in and to the provisional patent application described on Exhibit A hereto (the “Patent Application”);

WHEREAS, upon the terms and conditions set forth herein, Licensee desires to acquire, and Licensors desire to grant, an exclusive license to exploit the Patent Application and other related intellectual property upon the terms set forth herein for the purpose of developing, making, having made, selling, marketing, distributing, and otherwise commercializing Licensee’s targeted ultraviolet (“UV”) phototherapy device designed to be used for the treatment of, and/or to perform diagnostic assessments associated with, UV-treatable skin conditions (the “Product”) and related products.

NOW, THEREFORE, the parties do mutually agree as follows:

1.

Definitions

1.1

“Affiliate” shall mean, as to any specified person or entity, any other person or entity that directly or indirectly controls, or is under common control with, or is controlled by, such specified person or entity and, if such other person is an individual, any member of the immediate family of such individual.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise) and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling.

1.2

“Field” shall mean (i) targeted UV phototherapy devices, utilizing UV wavelengths between 300 nm and 400 nm, that are designed and used to treat, and/or to perform diagnostic assessments associated with, UV-treatable skin conditions and (ii) any other products that are mutually agreed to in writing by Licensors and Licensee after the date hereof.

1.3

“Improvement” shall mean any discoveries and/or inventions (whether patented or not) that constitute a modification of the technologies covered by the Licensed Patents (as defined below), provided that such modification, if unlicensed, would infringe one or more claims of the Licensed Patents.

1.4

“Know-how” shall mean the general and specific knowledge, experience and information known to Licensors as of the date of this Agreement, not in written or printed form, applicable to the design, development, manufacture, production, service and sale of the Licensed Product(s).

1.5

“Licensed Product” shall mean any product, including, but not limited to the Product, which, if made, used, sold, or commercialized by Licensee or a sublicensee would, but for Licensee’s rights under this Agreement, constitute an infringement of a valid claim of the Licensed Patents in the relevant jurisdiction.

1.6

“Licensed Patents” shall mean (i) the Patent Application, (ii) any non-provisional patent applications filed by the Licensors covering the technology described in the Patent Application, (iii) all U.S. and foreign patents issuing from the Patent Application and the non-provisional patent applications described in clause (ii) of this Section 1.6, and (iv) all U.S. and foreign patents issuing from current or later filed divisionals, reissues, reexaminations, continuations, continuations-in part, renewals, extensions, substitutions, and foreign equivalents and counterparts of any patents or patent applications listed in clauses (i), (ii), and (iii) of this Section 1.6.

1.7

“Technical Data” shall mean any and all documents containing formulas, designs, and technical information, engineering or production data, drawings, plans, specifications, techniques, methods, processes, trade secrets, reports, models, codes, software, works of authorship, and any and all other material and matter used by or in possession of Licensors as of the date of this Agreement and applicable to the manufacturing, production, composition, marketing, sale, distribution, development, or commercialization of the Product.

2.

Grant of License

2.1

Licensors hereby grant to Licensee, for the duration of the License Term (as defined below), the sole and exclusive (including to the exclusion of Licensors), worldwide, paid-up, royalty-free right and license under the Licensed Patents, Know-how, Technical Data, and any Improvements to develop, make, have made, use, sell, offer to sell, distribute, export, import, and otherwise commercialize the Licensed Product(s) in the Field.  This license shall include the right of Licensee to grant sublicenses and distribution rights in the Field.

2.2

Licensors shall, without charge, furnish Licensee with all Technical Data and Know-how owned by or in the possession of Licensors as of the date of this Agreement which are applicable to the Licensed Product(s).

2.3

The parties agree that any rights not specifically granted to Licensee by this Agreement are expressly reserved by Licensors.  For purposes of illustration and not of limitation, Licensors shall not be restricted from using or licensing the Licensed Patents in fields of use outside of the Field, such as in phototherapy devices not utilizing UV wavelengths between 300 nm and 400 nm and in devices that are designed and used to treat, and/or to perform diagnostic assessments associated with, UV-treatable and non-UV-treatable maladies of the body (rather than maladies of the skin) and non-UV-treatable skin conditions.

3.

Consideration for License

As the sole and exclusive consideration for the rights and licenses granted in this Agreement, each of the Licensors shall receive, on the date hereof, 3,000,000 shares of common stock of Licensee.

4.

Covenants of Licensors

4.1

On or before August 25, 2010, Licensors shall, at their own cost and expense, file one or more non-provisional patent applications covering the technology described in the Patent Application.

4.2

Licensors shall, at their own cost and expense, make all maintenance filings and similar filings or disclosures in order to maintain the effectiveness and registrations of the Licensed Patents at all times during the License Term.

4.3

In the event that Licensors fail to take any of the actions specified in this Section 4 (any such action referred to as a “Required Action”), then (i) Licensee shall have the right to take a Required Action on behalf of Licensors, in which case Licensors shall reimburse and jointly and severally indemnify Licensee from and against any all costs, expenses, and other amounts reasonably incurred by Licensee in taking such Required Action, and (ii) each of the Licensors hereby appoints Licensee as his agent and attorney-in-fact for purposes of executing any documents and taking any action in connection with a Required Action.

4.4

During the License Term, Licensors will not, and will cause their Affiliates not to, render aid, advice, or services to any individual or organization in connection with, or license to any individual or organization any intellectual property in furtherance of, the design, development, manufacturing, marketing, promotion, sale, or distribution of any UV phototherapy device that will compete with or be competitive with the Licensed Product(s) in the Field.

5.

Term and Termination

5.1

The term of the rights and licenses granted in Section 2 above shall commence on the date of this Agreement and shall continue in effect in perpetuity unless and to the extent terminated as set forth in Sections 5.2 through 5.4 below (the “License Term”).

5.2

The License Term may be terminated at any time by the mutual written agreement of each of the Licensors and Licensee.

5.3

The License Term shall terminate on the thirtieth (30th) day after Licensors give Licensee written notice of a material breach by Licensee of any term or condition of this Agreement, unless the breach is cured before that day.  The right of Licensors to terminate the License Term pursuant to this paragraph shall be in addition to and not in lieu of any other right or remedy that Licensors may have at law or in equity.

5.4

The License Term shall terminate on the thirtieth (30th) day after Licensee gives Licensors written notice of a material breach by either or both of the Licensors of any term or condition of this Agreement, unless the breach is cured before that day.  The right of Licensee to terminate the License Term pursuant to this paragraph shall be in addition to and not in lieu of any other right or remedy that Licensee may have at law or in equity.

5.5

In the event that the License Term is terminated pursuant to this Section 5, then the rights and duties of the parties of this Agreement shall immediately terminate and be of no further force and effect, except that (i) no such termination shall affect any rights or remedy (including claims for breach) that accrued under this Agreement prior to and including the date of termination, (ii) the terminating party shall not be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement and/or the License Term, and (iii) no such termination shall affect the parties’ rights and duties under Sections 9 and 10 of this Agreement, which provisions shall survive any termination of the License Term or this Agreement.

6.

Infringement by Others

6.1

In the event that any party to this Agreement learns of a third party who is infringing any Licensed Patents within the Field (a “Relevant Infringement Claim”), such party will notify the other parties immediately.  Licensee shall have the first right to pursue all Relevant Infringement Claims, at its expense, unless Licensors elect to pursue it in the case of a claim that does not relate primarily to the Field.  Nothing in this section shall obligate Licensee to take any action, and any action taken by Licensee shall be at Licensee’s sole discretion.  If Licensee does not take action to pursue such claim within one hundred twenty (120) days after receiving notice of such claim (or, if earlier, upon the expiration of the applicable statute of limitations), then Licensors shall have the option to pursue such Relevant Infringement Claim.

6.2

A party not pursuing litigation under this Section 6  (the “Non-Litigating Party”) agrees to provide required assistance, at the reasonable expense of the litigating party (the “Litigating Party”), should the Litigating Party properly pursue an enforcement action under this Section 6.

6.3

If a Litigating Party properly prosecutes a Relevant Infringement Claim in accordance with this Section 6, the Litigating Party agrees to share with the Non-Litigating Party the remainder of any proceeds from the action, after the Litigating Party’s expenses, attorneys’ and expert witness’ fees, and other costs have been deducted, in a ratio to be mutually agreed upon by the parties taking into account the relative damages suffered by the parties from the infringement; provided, however, that the Non-Litigating Party’s portion of the remainder shall not exceed thirty percent (30%) of such remainder.

7.

Assignment

Neither this Agreement nor any license or rights hereunder shall be assignable or otherwise transferable by any party hereto without the prior written consent of each other party.

8.

Representations by Licensors and Licensee

8.1

Licensors hereby, jointly and severally, represent and warrant to Licensee that (i) Licensors are the sole and unencumbered legal and beneficial owners or licensees of the Licensed Patents in the Field and that no other person or entity has any rights to the Licensed Patents in the Field other than Licensee’s rights pursuant to this Agreement, (ii) Licensors have full power to grant the rights, licenses and privileges herein given, (iii) the exercise of the rights granted to Licensee under this Agreement will not result in the infringement of any intellectual property rights of any third party, and there is no pending or threatened action or proceeding by a third party contesting or inconsistent with the rights being granted to Licensee hereunder, and (iv) the Licensed Patents, Know-how, and Technical Data as licensed hereunder are sufficient to enable Licensee to develop, make, have made, market, sell, promote, distribute, and otherwise commercialize the Product.  THE WARRANTIES CONTAINED IN THIS SECTION 8 ARE THE ONLY WARRANTIES MADE BY LICENSORS.  LICENSORS EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF CUSTOM OR TRADE USAGE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.  LICENSORS MAKE NO WARRANTIES WITH RESPECT TO FREEDOM FROM ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS OR FREEDOM FROM THIRD PARTY INFRINGERS.  LICENSORS MUST ONLY HOLD LICENSEE HARMLESS AGAINST SUCH ALLEGED INFRINGEMENT OF THIRD PARTIES.

8.2

Licensee hereby represents and warrants to Licensors that Licensee has full power and authority to enter into this Agreement and to perform the terms and conditions hereof.

9.

Terms of Agreement

Each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other parties; provided, however, that disclosures may be made as required by securities or other applicable laws, or by any party to its accountants, attorneys, and other professional advisors.  No party shall release any publicity or information concerning this Agreement without the other parties’ prior written approval, which shall not be unreasonably withheld or delayed.

10.

Miscellaneous

10.1

This Agreement constitutes the entire understanding and agreement of and among the parties with respect to the subject matter hereof, and supersedes all prior representations and agreements; and there are no conditions to this Agreement which are not set forth herein.

10.2

This Agreement shall not be modified or varied by any oral agreement or representation or otherwise than by an instrument in writing of subsequent date hereto duly executed by the parties.

10.3

Failure of any party to insist upon strict performance of any of the covenants, terms or conditions of this Agreement shall not be deemed to be a waiver of any other breach or default in the performance of the same or any other covenant, term or condition contained therein; and the waiver of any breach of this Agreement by any party hereto shall in no event constitute a waiver as to any future breach, whether similar or dissimilar in nature.

10.4

All notices, requests, demands and other communications hereunder shall be in English, shall be given in writing, and shall be: (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)

If to Licensee:

PSORIA-SHIELD Inc.

12743 Country Brook Lane

Tampa, Florida 33625

Attention:  Scot Johnson and Edwin Longo

Fax No.: 800-596-9622

Or to such other person or address as Licensee shall furnish to Licensors in writing.

(b)

If to Licensors:

Scot L. Johnson

12743 Country Brook Lane

Tampa, Florida 33625

and

Edwin T. Longo

140 Putnam Avenue

Ormond Beach, Florida 32174

Fax No.: (813) 435-2256

Or to such other person or address as Licensors shall furnish to Licensee in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

10.5

This Agreement shall be governed and construed in accordance with the laws, without reference to principles of conflicts of laws, of the State of Florida.  The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the state or federal courts located in Hillsborough County, Florida, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts.  THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT.

10.6

In any action between the parties for relief based in whole or in part on this Agreement (or the breach thereof), the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.

10.7

The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.  The recitals set forth in the preamble to this Agreement are true and correct and are made a part of this Agreement.

10.8

This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

[signatures on following page(s)]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

LICENSEE: PSORIA-SHIELD Inc., a Florida corporation By: _______________________________________ Name: Scot L. Johnson Title: President and Chief Technology Officer
LICENSORS: __________________________________________ Scot L. Johnson, as an individual __________________________________________ Edwin T. Longo, as an individual

EXHIBIT A

DESCRIPTION OF PATENT APPLICATION

Title of Provisional Patent Application:

“Innovative Concepts, Methods, and Housings for Handheld Energy Transmission Devices”

Description of Provisional Patent Application:

The provisional patent application, referenced as SLJ-001P and filed on August 17, 2009, contains several innovative concepts for the improvement of handheld phototherapy devices.  It also contains several innovative concepts for the improvement of handheld devices in general, either used on humans, animals, or plants, or used on inanimate objects.  It also contains several innovative concepts for diagnostic measurements which can be used in conjunction with phototherapy devices or independently, separate from phototherapy devices.  The provisional patent application contains at least two descriptions of and sufficient information to allow for incorporation of at least several of the innovative concepts into handheld delivery devices.

Several of the innovative concepts include:

1)

Type of Light Source

2)

Location of Light Source

3)

Ability to View Treatment Site or Work Surface

4)

Ability to Record Image of Treatment Site

5)

Ability to View Treatment Data

6)

Methods for Avoiding Overlapping Dosage/Application

7)

Safety Mechanisms for Prevention of Unintended Dosage/Application

8)

Diagnostic Methods for Assessing Efficacy of Treatment and/or Changes/Trends at the Treatment Site

9)

Ambidextrous, Ergonomic, Agile Handheld Structures that Incorporate at Least Several of the Above Concepts

The provisional patent application describes the innovative concepts, diagnostics, and handheld structures using one embodiment of their application.  The common embodiment employed is a targeted UV phototherapy device intended to treat psoriasis (of the skin).